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                                                                    Exhibit 10.1

[** Confidential treatment has been requested for certain provisions of this document, which information has been separately filed with the Commission and the appropriate Section marked with a [*].]

October 9, 2002

Mr. Steven Weinstein
[*]
[*]

Dear Steve,

This letter is a second revision of our employment offer following our discussions over the past week. I appreciate your personal situation with your current employer, and am looking forward to getting weekly updates re your status and the timing of your move to Macrovision. Our mutual expectation is that you will be able to sort out the open issues at your current employer by October 23rd, and will be able to join us full time before the end of 2002. Given that you have verbally committed to join us under the terms outlined in this offer, I am going to terminate my recruiting efforts for a CTO. This presents a risk and an opportunity cost to Macrovision should your situation change and should you not be able to join us by January 1, 2003. In order to mitigate this risk and opportunity cost you have agreed to pay Macrovision $40,000 as a breach of contract penalty fee if you have not joined us as a full time employee as of January 1, 2003.

I am pleased to present this revised job offer for the position of Chief Technology Officer/Senior VP at Macrovision Corporation, reporting to me. Your compensation will consist of a base salary of $8,333.33 paid semi-monthly, totaling $200,000 annually. As we are in the middle of conducting a review of all executive staff salaries and bonus plans, we will include the CTO position in our analysis, and if we find that the $200,000 salary is below what Macrovision deems necessary to attract and retain high caliber, highly motivated individuals, then we will adjust it at the same time that we adjust the other executives' salaries.

You will also be eligible to participate in our EIP (Executive Incentive Plan) for the 2003 calendar year. Please note in the attached 2002 EIP Plan that the 100% `target' performance payout is 20%. Our Board has already been informed that we believe this target performance payout is low by Bay Area standards, and they have concurred that this percentage can be raised to the 50% level, provided our executive compensation market survey confirms that 20% payout is below the average Silicon Valley. This CTO position is based solely in the office located at 2830 De La Cruz Blvd in Santa Clara and does not involve telecommuting.

Additionally, you will receive a 125,000 share stock option grant, which needs to be approved by the Board of Directors. The price per share for this grant will be set at the closing market price of Macrovision Corporation stock (NASDAQ: MVSN) on your first day of employment. These options will vest in accordance with the terms and conditions of the Macrovision Corporation

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2000 Equity Incentive Plan as follows; 1/6 of total option grant at one year from date of grant, 1/36 of total option grant per month for the next twelve months and 1/24 of total option grant per month for the final twelve months. At a stock price of $11.00, this option package has a market value of $1,375,000.

As a Macrovision employee, you will receive our standard benefits including Flexible Time Off (FTO), Paid Holidays, Medical, Dental, Life, Accidental Death and Dismemberment, Long-term and Short-term Disability coverage, and enrollment into our Employee Stock Purchase Plan (ESPP), Medical Spending and 401(k) Plans. A description of our benefits is attached. Additionally, your salary, along with your performance, will be reviewed in one year from your date of hire (your anniversary date). These, and other matters, will be fully explained to you during your orientation; however, feel free to contact me or George Greeley, our Director of HR, with any questions prior to that time.

In compliance with the Immigration Reform and Control Act of 1986, we are responsible for verifying employment eligibility of all new employees. If you choose to accept our offer, please bring with you on your first day documents that show both proof of your identity and your eligibility to work (i.e., state-issued driver's license, U.S. passport, social security card, birth certificate, etc.). In addition, in order to verify your recent salary and compensation, you are asked to bring your W-2 forms (or other evidence of your work-related compensation) for the last two years 2000 and 2001. Our salary offer is in large part based on your previous salary levels. This offer of employment is contingent upon your providing the appropriate identification and salary history information.

As Macrovision's relationships with employees is at-will, either you or Macrovision may terminate the employment relationship at any time for any reason, with or without notice. Also, any dispute arising out of or relating to your employment with Macrovision, including, but not limited to, the manner in which that employment is terminated, or any claims that Macrovision has violated any state or federal civil rights laws shall be submitted to binding arbitration under the administration of the American Arbitration Association.

It is understood that with respect to the at-will employment relationship and the binding arbitration provision stated above, that this constitutes the full, complete and final expression of the agreement with Macrovision, and that it may not be modified, altered or amended, either expressly or impliedly, unless in writing signed by the CEO of Macrovision.

As is standard for our senior executives, you will be offered an Executive Severance and Employment Agreement after completing 12 months of service. The intent of such agreement is to protect you and provide accelerated stock option vesting and a minimum of 6-months'

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severance pay should a `change of control' of the Company occur and should you lose your job or have your job materially diminished in title, job function, or salary as a result.

As a matter of policy, we like to make it clear that if a prospective employee accepts our offer, he/she should not bring to Macrovision from his or her previous employers any drawings, documents, customer lists, or similar material. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that the Macrovision policy prohibits the transfer or use of such material from other employers. Additionally, as a condition of employment, all employees must sign a Proprietary Information and Inventions Agreement, as well as our Securities Trading Policy, both of which are attached.

If the foregoing meets with your approval, including the breach of contract penalty, please indicate by signing below and returning a copy of this letter to me no later than October 14, 2002. This offer will be valid until January 1, 2003, at which point, if you have not joined Macrovision as a full time employee, the offer will be withdrawn, your acceptance will be voided, and you will owe us $40,000 for breach of contract.

Steve, we look forward to your joining Macrovision and being a key contributor in helping us define our various technology strategies, complete due diligence on external IP and technologies, stay abreast of next generation competitive solutions, and help us grow MVSN from a $100M enterprise to a $200M+ enterprise with an annual growth rate in excess of 30% per year.


Sincerely,


/s/ William A. Krepick
----------------------
William A. Krepick
President/CEO

Attach: 2002 EIP
        Benefits Summary
        Proprietary Information and Inventions Agreement
        Securities Trading Policy



Agreed & Accepted:   /s/ Steven Weinstein                   10/10/02
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                                                             (Date)